Exhibit 99.2

Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Good day and welcome to the Scientific Learning Third Quarter Earnings Conference Results Conference Call. Today’s conference is being recorded. With us from the company is Chairman and Chief Executive Officer Mr. Robert C. Bowen, and Senior Vice President and Chief Financial Officer, Ms. Jane Freeman. At this time I would like to turn the conference over to Ms. Freeman. Please go ahead ma’am.

Jane Freeman, Senior Vice President and Chief Financial Officer

Thank you, Operator.  Before we proceed, I would like to inform you that during the course of this conference call we’ll make projections and other forward-looking statements that are covered by the Safe Harbor created by the Federal Securities Laws. They include statements related to projected levels of revenue, booked sales, margins, expenses, profit or loss, cash flow and the other financial results, and drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products, expected staffing levels and new product introductions.

Such statements are subject to risks and uncertainties, and the results may differ materially from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed on this call. We will file a transcript of this conference call with our press release and an 8-K later this week or early next week. During the call, we will be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales are a better measure of current business activities than revenue.

A reconciliation of booked sales, revenue and deferred revenue is included as supplemental information in the investor information section of our website at www.scientificlearning.com. Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website.

And now I would like to turn the call over to Bob Bowen, our Chairman and CEO.

Robert C. Bowen, Chairman and Chief Executive Officer

Thanks Jane.  Booked sales were up 15% in Q3 over the last year’s Q3, as well as year-to-date. Q3 was below our expectation and can be attributed to one large school district order becoming mired in generating their final paper work. The order has since flows and booked in the fourth quarter.

Our sales pattern from the first two quarters of the year was repeated in Q3 with a number of large transactions shifting into Q4, with an inadequate amount of upside opportunities closing to cover the shift. The number of orders over $100,000 increased year-over-year, and our sales pipeline and qualified opportunities continue to grow with our Q4 pipeline up 85% over last year’s Q4.

Our K-12 sales organization increased booked sales 14% in Q3, including a $668,000 purchase of Fast ForWord® software by the Mississippi Division of Human Services to use with non-adjudicated juveniles. Year-to-date the K-12 sales organizations produced a 15% increase. Growth in the K-12 market was 9% in the quarter and 13% year-to-date. Booked sales for the international market were up 39% and 47% year-to-date. Orders for the clinical market were up 16%, however, we believe this is primarily due to order shifting between quarters.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
Company▲	Ticker▲	Event Type▲	Date▲

The pattern in the last three quarters of opportunities shifting to the next quarter has now placed substantial pressure on Q4. Q4 has the fewest selling days of all the quarters because of the numbers of school district holidays. While we are disappointed about being in this position, we remain very encouraged about our long-term growth prospects because of the increased awareness and interest in our unique brain-based intervention. Brain fitness is resonating with the market, and there is growing acceptance that brain processing efficiency is a critical element of high academic achievement.

Revenues for Q3 were up 14% compared to last year’s Q3 and 13% year-to-date. This is below our expectations. Year-to-date acceptance by school districts in purchasing multi-years of Fast ForWord software, service, and support is greater than we anticipated. As a result we are experiencing a mix shift to a larger proportion of our total sales coming from services and support. While this is very positive in terms of high fidelity implementations and reducing future year selling costs, it defers more revenue to the balance sheet, reducing earnings in the short-term.

We produced expected increases in gross margins for the quarter and year-to-date. The increases in service and support margins was dramatic as promised and demonstrates the leverage we are gaining on the investments made last year in this critical area of our business.

Profits were up substantially over last year’s Q3 as well as year-to-date, however, they are below our expectations due to the delayed sales and mix shift.

You can best see the leverage we are gaining on costs in our cash balance, with the third quarter ending at $19.9 million compared to $13.3 million at the end of last year’s Q3.

In the quarter we continued to make excellent progress on our key strategic and operating goals. As a reminder these goals are: 1) to make Fast ForWord software an accepted, mainstream intervention in the K-12 market, while positioning for growth in other segments of K-12 as well as in global markets; 2),to increase our sales capacity while continuing to improve productivity; and 3) to establish our science and research as a market differentiator.

Our focus in gaining acceptance for our unique Fast ForWord family of products is concentrated on three initiatives: 1) building brand awareness; 2) continuing to improve post sales service and support, required for high implementation fidelity; and three, expanding our product line as well as enhancing the software for easier deployment and use by teachers and students.

The number of school sites that have been licensed to use Fast ForWord crossed the 5,000 mark. More than 1,026,000 Fast ForWord products have now been used by learners.

Brain research and brain fitness continue to be hot topics around the world, with almost daily articles appearing in the popular press as well as educational and scientific publications. The planned and continued migration of our brand to “fit brains learn better” is resonating with our customers and market. Awareness and interest in brain fitness is also evidenced by our brain-based events continuing to attract large numbers of educational leaders. Year-to-date in the US we have conducted 66 of these events – up 27% over last year. District participation is up 44%, and total attendance is up 49%. These events have generated opportunities totaling $14.5 million compared to just over $5.8 million last year. In the international market, we have conducted 23 events year-to-date, with attendance up 170%. These events continue to build awareness about our life-changing neurological innovation and generate our highest quality leads. These events, along with our growing sales capacity and “word of mouth” among educators, continue to produce a record sales pipeline.

Fast ForWord to Reading was approved and listed on the upcoming Idaho State Reading Adoption. The selection illustrates the acceptance of Fast ForWord software as a mainstream reading intervention and opens the adoption process and dollars to our innovation.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
Company▲	Ticker▲	Event Type▲	Date▲

We have now completed 10 regional Fast ForWord Circles of Learning year-to-date, attracting 647 customers to these motivational learning events. The National Fast ForWord Circle of Learning will be held in Orlando, Florida November 8th and 9th.

Our sales force continues to demonstrate their ability to sell professional services, with 24% of the K-12 booked sales in Q3 coming from these purchases. I believe this is evidence of educational leaders understanding that high implementation fidelity is critical to realizing the potential of any intervention. Certainly, unique and scalable solutions are needed to address the difficult challenges of struggling learners, but you also need service professionals to,train, guide, and consult with district implementation teams.

In the quarter, we completed the research on the 30 and 40-minute protocols for all appropriate Fast ForWord products, and released these shortened protocols to the market in August. These shortened protocols are being well received by our customers in the market as expected. More than 40,000 students have already used the shortened protocols. Our new protocols provide districts and schools with greater flexibility in scheduling Fast ForWord and are anticipated to have a positive impact on sales. We should begin to see these results in Q2 and Q3 of 2008 when schools spend their year end monies and get their new funds.

Our new electronic reading assessment, Reading Progress Indicator, is also being well received. More than 12,000 students have already been tested using this assessment. As these students exit a Fast ForWord product, they will be post-tested, providing immediate assessment results to demonstrate the positive impact of Fast ForWord combined with our literacy curriculum. We have begun the process of correlating Reading Progress Indicator with state assessments, beginning with the Florida Comprehensive Achievement Test (FCAT). We are getting extremely high correlations, allowing us to statistically model the number of Fast ForWord products required to get students to reading proficiency. Finally, we are now developing the Reading Progress Indicator to serve as a placement tool, for selecting the appropriate beginning point for a student in one of the eleven Fast ForWord products, as well as recommending the most efficient reading intervention path to proficiency for each individual student. We believe this placement capability is another critical action in opening up more of the market to our powerful brain fitness innovation. We hope to release a placement test to the market in 2008.

We conducted a soft launch of our new Fast ForWord to Reading bundles targeted at “bubble students”. To remind you, these are students just below or at grade level. This launch included in-depth training our sales and service organizations, as well as new teacher manuals designed to support teachers. These manuals include print-based activities that can be used as part of the regular reading instruction program and will supplement the Fast ForWord exercise. We will initiate a full launch program beginning with our national meeting in January.

Our second goal is focused on adding sales capacity while continuing to improve productivity. We ended the quarter with 50 quota-bearing positions in our K-12 sales organization compared to 42 at the end of last year’s Q3. While our negative turnover rate continues to be very low along with our ability to retain our highest performing account managers, our turnover rate of first and second year quota-bearing positions is higher than we like. We will be working hard to improve our selection process, as well as focusing on how we can better support and transition our new sales reps to build productive territories. We continue to be pleased with our success in attracting large numbers of qualified candidates.

Our international VAR network now stands at 22, and we have begun to add regional VARs. There are three of these regional VARs who are response for building and managing a network of sub providers within a defined region. We signed a three-year purchase agreement with Neuroscience Learning, our Korean VAR valued at $1,750,000. We also now have two VARS working in China and see emerging opportunity in this fast growing country. Additionally Dr. Paula Tallal, one of our

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
Company▲	Ticker▲	Event Type▲	Date▲

founding scientist and Co-Director of Center for Molecular and Behavioral Neuroscience at Rutgers University keynoted a brain summit in China. Fast ForWord is now being sold in 40 countries outside the US and Canada.

For the quarter, we closed 37 transactions over $100,000 compared to 30 in last year’s Q3. The average transaction size was just over $251,000 compared to an average transaction size last year of $294,000. This is good progress and demonstrates we’re beginning to reestablish our broad based momentum in closing more of these large transactions. Year-to-date, we have closed 70 of these transactions compared to 83 last year. The average transaction size year-to-date was up from $289,000 last year to $357,000 this year. This, of course, is driven by the large Duval County purchase in the second quarter. We are anticipating another significant up tick in the number of large transactions in Q4.

We had four transactions over $500,000: Anson County School District, North Carolina; Philadelphia City School District; Mississippi Division of Human Services; and Hillsborough County Public Schools, Florida. The new superintendent Anson used Fast ForWord in Milford, Connecticut, and Anson is a new district to Fast ForWord. Philadelphia’s purchase was for fourth year service and support. Mississippi is a new customer, and Hillsborough County was an expansion focused on secondary schools. We are pleased with this mix of new and existing customers, and particularly encouraged by educational leaders who have seen the unique power of Fast ForWord taking this innovation to a new district.

Our final goal is to establish the more than 30 years of neuroscience research that supports Fast ForWord interventions as a market differentiator. In the quarter, 16 more independent school district research studies were published on the dramatic impact of Fast ForWord, bringing the total for the year to 34. Fast ForWord received its second positive review from the US Department’s What Works Clearinghouse in the area of early reading. Fast ForWord has now received the highest ratings in the area of English Language Learning: ELL, and early reading.

Despite our record Q4 sales pipeline, we are lowering the booked sales growth range for the year to 17 to 20%. This is due primarily to the consistent pattern of transactions shifting to the next quarter, plus the fourth quarter being our shortest selling period. These results will still produce an exceptional fourth quarter providing excellent sales momentum as we enter 2008.

We are also lowering revenue and profit guidance because of the sales delay and mix shift. However, we are holding our guidance for 2008 since this mix shift is increasing deferred revenue, most of which will be recognized over the next 12 to 18 months, coupled with the continuing dramatic increases in our sales pipeline. We believe 2008 will return to a more typical license and service sales mix. We, of course, will evaluate this guidance based on our 2007 close and finalizing our 2008 operating plan.

Jane Freeman, our Senior Vice President and CFO will provide you with more detail on our financial results as well as our guidance. She will also share her perspective on the business, Jane.

Jane Freeman, Senior Vice President and Chief Financial Officer

Thanks Bob.  Booked sales were $14.5 million in the third quarter, 15% higher than the $12.7 million reported for the third quarter of 2006. As Bob mentioned, one significant order was stuck in the purchasing department of a major customer. Had this order been received, booked sales for the quarter would have increased in excess of 21%. This order is now in-house. For the nine month period, booked sales were $39.9 million, an increase of 15% compared to $34.7 million for the first nine months of last year. Including our stuck order, year-to-date booked sales would have increased 17%.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
Company▲	Ticker▲	Event Type▲	Date▲

K-12 booked sales in Q3 were $13 million compared to $12 million in 2006, up 9% year-over-year. You know we’ve been treating the corrections market on an opportunistic basis, and our K-12 sales organization also made a sales this quarter of almost $700,000 for juvenile offenders in the state of Mississippi. Corrections are not a major area of focus for our sales organization, but we do get involved opportunistically as part of education initiatives for kids. About 71% of our sales this quarter came from existing customers, reflecting strong renewals and good customer satisfaction. For the first nine months of 2007, K-12 booked sales increased 13% to $36.4 million.

The strongest performing region for the quarter and year-to-date is the south. So far there are five states in which we’ve done more than $2 million of K-12 sales this year. They are: Florida, Mississippi, North Carolina, New York and Texas.

Booked sales outside of K-12 increased 116% year-over-year for the three months, and 39% for the nine month period. In addition to our large corrections transaction, sales in our private practice channel increased 16% year-over-year for the quarter and international increased over 30%.

Revenue for the third quarter was $11.3 million, a 14% increase compared to $9.9 million last year and was a disappointment. In addition to the sales shortfall, our mix of business resulted in more revenue than expected being deferred. The third quarter has a significant amount of renewal business in it because Q2 is our largest selling period. And we typically recognize a smaller than average proportion of booked sales into revenue. This year we recognized about 42% of sales into revenue, the same percentage as last year. However, this percentage was lower than we expected for a couple of reasons. First, we sold more subscription licenses and other seeding offerings which result in a longer period of time to recognize revenue. Also a higher proportion of service sales results in a longer average period to recognize revenue because we typically recognize services on delivery. As a result, product revenue increased 6% to $7.5 million. Service and support revenue increased 33% to 3.9 million, as a result of a higher number of customers and the increased level of services sold in prior periods, which are now being delivered.

In addition to revenue from new sales, we also recognized $5.3 million into revenue from our June 30th deferred revenue balance, which was inline with our expectations. Booked sales were $3.2 million higher than revenue, and we added that amount to deferred revenue. Deferred revenue totaled $24.3 million at the end of the quarter compared to $21 million on September 30th, 2006.

As Bob mentioned, we had a number of transactions this quarter in which customers purchased multiple years of service and support at one time. Although we defer revenue on the value of the service and support, we believe these multi-year agreements lead to better use of the Fast ForWord products and student result. These orders also do not require additional sales efforts for renewal. Because of these multi-year transactions, our long-term deferred revenue balance rose to $6.8 compared to $4.4 million at the end of 2006, and $5.5 million on September 30th last year.

Revenue for the first nine months totaled $34.7 million, an increase of 13% compared to $30.7 million for the first nine months of 2006.

Gross margins for the quarter were 79% compared to 75% in the third quarter of 2006. This significant improvement was primarily due to an improvement in service and support margins, as we achieved higher utilization of services and saw the anticipated improvement in support margins compared to last year when we were starting up our Tucson support center. Service and support margins were 52% in the third quarter compared to 28% in the third quarter of 2006 as expenses decreased 10% year-over-year. For the first nine months, services and support margin rose to 42% compared to 24% in the first nine months of 2006.

Software margins were 94% for the quarter, unchanged from last year model. For the first nine months product gross margins were 95% compared to 94% in 2006.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
Company▲	Ticker▲	Event Type▲	Date▲

Operating expenses increased 13% in the quarter to $9 million compared to $8 million in the third quarter of 2006. Operating expenses for the quarter included approximately $289,000 of costs associated with our secondary offering. This was more than offset by adjustments in accruals for incentive compensation including profit sharing, commissions and management incentive. For the year to date, operating expenses totaled $27.9 million, an increase of 16% compared to last year’s $24.1 million. Operating expenses for the 9-month included $614,000 of costs associated with our secondary offering. Excluding expenses associated with the offering, operating expenses increased 10% for the quarter and 13% year-to-date.

We had an operating loss for the quarter of $30,000 compared to an operating loss of $575,000 in the third quarter last year. Year-to-date we had an operating loss of $583,000 compared to an operating loss of $600,000 last year, so about the same.

Interest and other income totaled $298,000 for the quarter compared to $230,000 last year. This includes higher interest on cash, revenue and higher royalties from Posit. For the first nine months interest and other income totaled $886,000 compared to $482,000 in the first nine months of 2006.

Taxes were $22,000 or 8% of pre-tax income. Our tax rate is higher than we expected because we have significant adjustments that make our book income higher than our taxable income. Actually the reverse of that, taxable income is higher than book income. As a result, our projected taxable income changes more slowly than book income, and this makes our tax rate more variable.

Our net profit for the quarter was $246,000, and basic and diluted income per share was $.01, compared to a net loss of $332,000 and $0.02 per share in the third quarter of 2006. Year-to-date our net income was $277,000 and $0.02 compared to a loss of $118,000 and $.01 last year.

Turning to the balance, sheet we’ve made excellent progress on receivables. Accounts receivable were $9.8 million, down from $10.9 million last year on September 30th. DSOs on booked sales were 61 days at quarter end compared to 77 in Q3 last year.

We had strong cash flow during the third quarter, and we generated $10.6 million from operating activities compared to $5.2 million in 2006. We had $19.9 million of cash and equivalents at the end of September, compared to $13.3 on September 30th last year and $16.4 million at the end of 2006. Deferred revenue totaled $24.3 million at the end of the quarter, a $5.1 million increase since the beginning of the year.

In early October, we began the first phase of the rollout of our new CRM to sales and marketing. It has gone pretty smoothly, and we expect to complete the rollout of all departments by the end of the year.

As of September 30th, 2007, over 5,000 schools had purchased more than $10,000 of Fast ForWord, and more than a million Fast ForWord products have been used by learners. We expect to see booked sales grow this year in the 17 to 20% range; however, it is taking us longer to recognize revenue than expected. As a result, we are lowering our revenue and profit guidance for the year. We now expect revenue to be between $46.5 and $47.5 million, an increase of about 13% to 16% compared to $41 million last year.

We continue to expect gross margin gains as we leverage our We Care support center in Tucson. We saw this in the third quarter. And we expect operating expenses to grow more slowly than revenue. Net income is now expected to be in the range of $1.3 to $2 million compared to $208,000 in 2006. Diluted EPS are expected to be in the range of $.07 to $0.11 per share compared to $.01 in 2006. This estimate includes $614,000 and approximately $0.03 per share of expenses associated with the secondary offering. It also assumes a 7% tax rate.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
Company▲	Ticker▲	Event Type▲	Date▲

We’ll be reevaluating the valuation allowance on our deferred tax asset as part of our planning process and may release some of that allowance during the fourth quarter. We don’t currently have an estimate for the size of that release if, any so it is excluded from 2007 guidance.

Cash flow from operating activities is expected to total approximately $5 million this year compared to $4.3 million last year. Capital spending is expected to total about $1.2 million compared to $820,000 in 2006 as we complete the implementation of our new CRM.

In the fourth quarter of 2007 we expect to recognize about $6 million from our deferred revenue balance into revenue. This compares to $5.8 million in the fourth quarter of last year. Last year revenue in the fourth quarter was $10.3 million and booked sales were $8.4 million. Revenue was higher than sales because we had many customers converting from term licenses to perpetual licenses, and that had a very positive impact on fourth quarter revenue. We recognized about 53% of booked sales into revenue during the quarter.

We are not changing our guidance for 2008. We expect revenue to be in the range of $60 to $63 million. We expect continued improvement in operating margins to the 10 to 11% range. We’ve had a change of control for tax purposes as a result of our secondary offering. The cap on our annual use of our NOL as a result is approximately $5.2 million. As a result of that cap and the difference between book and taxable income, we expect to report an approximately 35% tax rate. This excludes the impact of any release in the valuation allowance on the deferred tax asset. Net income is expected to be in the range of $4.5 to $5.3 million, and diluted earnings per share are expected to be in the range of $.24 to $0.30.

There is an enormous amount of activity. We have record pipelines, and we continue to be very excited about the prospects for the rest of this year and 2008. And now I would like to turn the call back over to Bob.

Robert C. Bowen, Chairman and Chief Executive Officer

Thanks Jane.  While we are disappointed with the continued shifting of orders to the next quarter, we remain very enthusiastic about the overall progress in the business. The return to closing an increasing number of transactions over $100,000 in Q3 is positive. The continued interest and attendance at our brain-based events substantiates the growing market awareness. Our growing family of Fast ForWord products supported by an electronic reading assessment and shorter protocols is creating great buzz in the market and among our customers. Our new bundles of Fast ForWord to Reading is positioning us to participate in state reading adoptions and to be placed on state reading intervention lists. More districts, more schools, more learners are being impacted everyday. Increasing “word of mouth” and the independent research studies from school districts with every category of student, are showing that the results are replicable and scalable. While the business remains lumpy in our close rates, the key indicators are positive. We are fighting our way across the chasm and I believe, moving closer to a critical inflection point.

We will continue to work hard to forecast our results better, but I remain persuaded that we are making solid progress and that the awareness and acceptance about the power and uniqueness of Fast ForWord is growing. We appreciate your support and we will now be glad to take questions operator.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
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QUESTION AND ANSWER SECTION

Operator:  Yes thank you. The question and answer session will be conducted electronically. [Operator Instructions]. And we will take our first question from Jeff Silber with BMO Capital Markets.

<Q – Jeffrey Silber>: Thanks, it’s actually Jeff Silber, thanks for taking my question.

<A – Robert Bowen>: Hi Jeff.

<Q – Jeffrey Silber>: Just want to double check on something, had you given booked sales guidance for the third quarter, and if so, what was it, because you said you were disappointed. I just don’t remember what you were expecting?

<A – Robert Bowen>: We, never give, Jeff, any guidance by quarter. But we’ve always said that it is our goal to grow booked sales and revenue in the 20 to 25% range. So, our disappointment is not being in the 20 to 25% growth range.

<Q – Jeffrey Silber>: Okay, got it. And then based on your guidance for the year for booked sale, it looks like even at the bottom you’ll have to get at least 25% booked sales growth in the fourth quarter. Why are you confident that you can accelerate that dramatically?

<A – Robert Bowen>: There are a number of reasons. One is an 85% increase in our sales pipeline. The carry-over of our largest transaction anticipated for the third quarter has now closed in the fourth. So, it is our view, and given the comparison to last year, that that range is acceptable. We definitely believe it will be stronger; the issue is how strong is it going to be.

<Q – Jeffrey Silber>: And then what’s the risk of what just happened this past quarter in terms of delay, it happening in the current quarter as well?

<A – Robert Bowen>: We try to bake that in Jeff – that we are anticipating slippage. Because we have one Board meeting in December that’s very typical, of course, that’s the same comparison we are going against in every fourth quarter. So we have tried to – to bake that in, that that we will get some continued shifting, it would be nice if we did not, but we are baking that in.

<Q – Jeffrey Silber>: Okay, that’s fair. Just moving on to the service and support level, the gross margins in the quarter were pretty sizable. You explained why, and I understand that. How sustainable do you think that level is?

<A – Jane Freeman>: Jeff, its Jane. The third quarter typically has the highest gross margins in service and support because it’s the highest utilization period really for the services team. So we wouldn’t expect to exceed that margin until possibly next year in the third quarter.

<Q – Jeffrey Silber>: So maybe you could help me out, in terms of the guidance for the fourth quarter, in terms of net income, what kind of gross margins are you looking for?

<A – Jane Freeman>: We don’t provide, those details, but I would say if you are thinking about gross margins that would be something around the average of the first, second and third quarter; that would probably be a good guess.

<Q – Jeffrey Silber>: Okay, that’s great. And then in terms of operating expense and again, I know you don’t give guidance by line items, but where should we see that play out relative to the third quarter?

<A – Jane Freeman>: It comes down.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
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<Q – Jeffrey Silber>: Okay. And any specific line item, and what are the reasons for that?

<A – Jane Freeman>: I think if it comes down, it is going to come down pretty much everywhere except possibly in R&D. The reason for that is that on the sales and marketing side it’s a lower marketing activity period in terms of the things that they have to do compared to some of the things that happened at the end of the third quarter. And in G&A, a lot of G&A increases have really been driven by the secondary offering this year, and that won’t impact the fourth quarter at all.

<Q – Jeffrey Silber>: Okay, great. That’s helpful. I’ll get back into queue. Thanks.

<A – Robert Bowen>: Thanks Jeff.

Operator:  [Operator Instructions]. And moving on to our next question from Nate Swanson with ThinkEquity Partners.

<A – Robert Bowen>: Hi, Nate.

<Q – Nathan Swanson>: Hi, Bob. I guess maybe it will helpful for you to step back and talk about what you are seeing in the K-12 selling environment and what didn’t change this quarter relative to your expectations going into the quarter in terms of where are you seeing the delays or the bottlenecks in terms of getting some of these deals done? And then secondly, obviously your pipeline growth is impressive. What gives you the confidence that we are going to see conversion of that pipeline sometime in 2008?

<A – Robert Bowen>: Well, let’s start with the environment. We view the environment remaining very positive. If you turn the clock back to 2005, when we had a disappointing year, we had Katrina, the energy crisis, and the entire industry experienced a slowdown in decision making, and were generally reluctant to spend money, particularly for new programs. We are not seeing that at this time. My bias is that this is symptomatic of the trudging across the chasm and the uniqueness of the innovation that we’re bringing into the market. What’s happening in these districts is that you see this build up of buy-in:, getting the buy-in from the school community that’s involved and then also getting the board’s buy-in We see these last minute delays that have happened to us in three quarters now but it’s more of the decision process than it is the availability of funds or anything in the environment in general. There are a few exceptions to that, for example in Michigan, where the economy has been negatively impacted by what’s happening in the automotive industry, we continue to do pretty well. In general we still see good tax revenues and good spending for K-12 with a good priority in the area. So we don’t see it as the environment, but more of just the decision making process taking a little longer. The decisions eventually do occur though; we are not loosing transactions.

What gives us confidence is that these pipelines build up, and sooner or later they are going to break. So if you look at 2005 which was more of an environmental delay, we saw that release itself in ’06. We believe that our pipeline, plus the new announcements that we’ve made into the market that’s now starting to get baked in - the protocols, an electronic reading test will allow us to show the impact of Fast ForWord more quickly to school districts that are considering expansion, the continued emergence of the research, all of those things are baking in. With these big upside opportunities, we think sooner or later they are going to start closing, and that gives us a lot of confidence for 2008.

<Q – Nathan Swanson>: Okay if you were to look at your pipeline and look at some of the deals that haven’t been closing over the last few quarters, is there any consistency in terms of either geography or maturity of the sales rep, or any kind of trends to build off of, to build into our guidance.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
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<A – Robert Bowen>: I really don’t believe that, Nate. We certainly have instances where a younger, less experienced rep did not anticipate some of the decision steps. Perhaps a new loop gets thrown in, or they are told by a sponsor that Board approval is not required, but at the last minute the economic buyer decides well we better show it to the Board; this is pretty typical. The veteran reps will anticipate that better. It’s a pretty rigorous public decision-making environment and difficult to anticipate all the road-blocks that may arise. While we don’t feel good about the continued slip,we do feel confident that these orders are not disappearing. the orders are coming in, and in general we did a great job closing opportunities that carried over from Q2. Had we not experienced the shift, we would have had a very different quarter. And then of course we had the one very large order that really had nothing to do with the decision making process, but just ended up mired in paperwork and obtaining signatures from all the decision makers on existing contracts. As we stated, that order has since closed. So it’s gives us some confidence moving into Q4 and 2008, because of the pipeline build up. We will have to run as we move into ‘08.

<Q – Nathan Swanson>: Okay. Are there any signs that maybe school districts are slowing purchase decisions looking at the 30 minutes protocol versus 50 minutes, or there is any confusion in terms of packaging or what to buy?

<A – Robert Bowen>: No, because actually the minute they buy all of these protocols are immediately available, and they can set up a default protocol for all students and go to the third year. They can mix protocols; they can do some 40, they can do some 30, 50, or 100 – so it’s immediately available to them. The challenge thus far is that we’ve just introduced the shortened protocols in August. So for many of the deals that were in motion, that wasn’t an major part of that decision., Some of the ones that we’re having scheduling problems and weren’t in the pipeline are now starting to get into the pipeline. We really don’t believe we’ll see the full impact of the shortened protocols and the electronic assessments until Q2 and Q3 as they move further down the pipeline. It’s already baked into the decision process.

<Q – Nathan Swanson>: Okay. Last question - just in terms of your ‘08 revenue expectations, how many sales reps are you assuming at the end of 2008? And do you need to add more sales reps to hit your $60 to $63 million number for next year? Could you do that with just the 50 that you have today?

<A – Robert Bowen>: Well we expect that we will be above 50 when we get to the end of the fourth quarter. We are busy recruiting some additional positions right know, and as I said on the second quarter call, we would expect to be at about 53 by year-end. We are in the midst now finalizing our operating plan, and we are evaluating how many reps that we will expect to add. The reason to add reps is not that they will have a big impact in 2008, but it gets us ready for 2009 – so that they get onboard, get well trained, and start to build our pipeline. That’s what we are evaluating right now. I would anticipate a minimum of a 10% up tick, so, I would say in the high 50s to 60 – somewhere in that range. We will finalize that in our operating plan; it could be a little less or more.

<Q – Nathan Swanson>: Okay, thank you.

Operator:  And moving on to our next question Trace Urdan with Signal Hill.

<A – Robert Bowen>: Hey Trace.

<Q – Trace Urdan>: Hey, good after noon. Bob, you gave us some information about the uptake of the 30-minute protocol, but I wondered if you could put that into some broader context? In other words, how many of the schools that have the 30-minute protocols have started to use it, or how many of the kids that could be using it, are using it – something that shows its relative uptake?

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
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<A – Robert Bowen>: 42% of the existing students are running on Fast ForWord in the country, and probably in the world. But certainly in the country 42% of them are using the shortened protocols.

<Q – Trace Urdan>: Okay and would you expect that number to get even higher heading into the next quarter?

<A – Robert Bowen>: I would.

<Q – Trace Urdan>: Is it still sort of early in terms of people getting used to it or?

<A – Robert Bowen>: I believe it’s early because some schools are already set to schedule, I know some of them and some are getting such great results. I know that their initial reaction was, we are not going to tamper around with that now. So, my bias is it will grow because the 30 and 40-minute protocols fit much better into the normal scheduling patterns of a school. The exception of that will be an alternative program, particularly on high school or high schools that have a 55-minute period. Many high schools have 50 minutes periods, and we were losing a little bit of productive time because kids have to get in and get going, and then they need to exit when that bell rings to get to their next class. So I suspect we will see many high schools moving to the 40-minute protocol. I think that we will start to see that flexibility baked into future transactions, particularly as we get to Q2 and Q3.

<Q – Trace Urdan>: Okay. You know, one other thing that I know it’s a positive endorsement of the system itself, but I think one of the things that contributes to this volatility has got to be the increasing size of your orders and the fact that you can have these giant orders creep from one quarter to the next. I wonder how you think about that risk and whether there’s anything you can do, either in terms of sending the sales force differently or you know, in terms of the territory you are covering, is there anything you can do to sort of leaven that mix a little bit, as positive as it is to have that as part of the story?

<A – Robert Bowen>: One of the dilemmas you face, Trace, with a direct sales force is that these are expensive investments. You want to make sure that those folks are focused on accounts and opportunities that yield good returns given the length of these sales cycles. What we try do, and Duvall is an exception here, is we try to stay away from the multi-year purchases, and stick to the $100,000 and above orders. So orders of $100,000 to a million or so, in that range, has really been our target. Duval was an exception, and there we had a district customer who really wanted to move rapidly and aggressively. When we have that opportunity, we’ll take it. So that part hasn’t changed in terms of our focus.

We will obviously keep looking at exactly how we are focusing. We are now doing a couple of things. This year, we have added telesales people who are working in our customer care center in Tucson that are working renewals, and they are being very successful. We are enjoying a very fine renewal rate, and we are very pleased with that. Our sales reps still work really big renewals, like Philadelphia, but most of the smaller renewals are now being worked by the telesales organization, which opens up our sales representatives to not go after smaller renewals. We’ve had a telesales person working in private schools, but we are going to have a substantial expansion of telesales into small school districts in K-12. There is a large number of small school districts. We have verified that we can sell Fast ForWord over the phone into private schools, and we believe there is lots of opportunity to sell smaller transactions through telesales. So it will be a nice way to work these smaller transactions, but we really need our sales reps (except in seeding situations) to be going into school districts where the initial sales effort will pay back through expansion, so there is opportunity to expand, and we really need them closing these transactions that are above $100,000 as a standard course, that’s how they get to the higher productivity numbers.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
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<Q – Trace Urdan>: The private school initiative is interesting. Just so I understand, are you going after special needs schools, or is it more a situation where there might only be a handful of students that would be in the market for the product.

<A – Robert Bowen>: It would be all of the above. I would tell you the a lot of them are serving special needs students, or they have students with some kind of achievement issue, and Fast ForWord is a really good option in that area.

<Q – Trace Urdan>: All right. And then Jane, I just have one more question for you. I think I heard you describe an increased leverage heading into ’08, and I am wondering if that comes just exclusively as a function of the anticipated acceleration in revenue growth, or whether there were some types of spending in ‘07 that you all would characterize as sort of investment spending that gets better leveraged in ‘08.

<A – Jane Freeman>: Well, I think all of G&A, we can consider that investment spending, and that should really get leveraged in ‘08. The other thing this is a fixed cost that would really get leveraged is equity compensation expense, which actually runs through every line in which they are staffed in the company. So there is a lot of leverage associated with that, and that is a relatively fixed cost. We don’t see much increase in that next year at all, that would really be the biggest thing. We are also looking for leverage in R&D and sales and marketing as well, but the biggest leverage point is really G&A and also the fixed cost associated with stock comp.

<Q – Trace Urdan>: Got it, all right. Thank you.

Operator:  And moving onto a next question from Ryan Mahoney with ThinkEquity.

<A – Robert Bowen>: Hi Ryan.

<Q – Ryan Mahoney>: Hi, good afternoon. I was just hoping, I know that Mississippi was a strong state, I was hoping you could provide some color on momentum in other new states than your historical state?

<A – Robert Bowen>: Well, North Carolina has really picked up momentum. We have long had a great reference accounting in the Cumberland County Schools in Fayetteville, North Carolina. They just have outstanding results and we are now seeing that start to pick up, so we are having a great year in North Carolina. Mississippi, as we mentioned has had a really good year. We had a great year last year in Missouri with a new sales representative, and that momentum has just continued. We’ve had a softer year last year in growth in New York City, but in New York State we are really seeing nice expansion. So, those are just some of the states that we are seeing great momentum. Oh, one more – I knew there was another one here, I was thinking about is Arizona. We saw nice momentum starting last year, and that has really continued this year. We are very pleased with progress that we’ve made in Arizona, as well as some of our bigger states. Those would be the ones that come to my mind. Jane what am I missing.

<A – Jane Freeman>: No, I think that’s all.

<A – Robert Bowen>: Okay.

<Q – Ryan Mahoney>: Okay, great and then just lastly with regard to your brain-based events, how many are you holding in Q4, and then is there a target that you expect to hold in 2008?

<A – Robert Bowen>: We expect to be in excess of 80 for the year and with these continued nice up ticks. Obviously in Q4 this month and early next month, then that’s kind of it due to the holidays. There will be a few exceptions where we might be doing seminars, co-sponsoring local school districts who want to do something, then it will start to slow down. So it will be a nice up tick over

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
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last year as we really had excellent attendance both from districts and participants. And, we would expect a smaller up tick in the number of events, but we will be focusing on the size of some of the events. We also see some opportunity for expansions in that area, but we are actually working that now in our operating plan. These brain-based events are just a great resource for higher quality leads. As we work through this we will figure out exactly how many of those events are needed and plan those out. I would say that the team has done an excellent job with our sales organization driving attendance and generating great leads. We’ve also used telemarketing and outsourced a telemarketing group to assist us in driving attendance to these events.

<Q – Ryan Mahoney>: Great thanks a lot.

<A – Robert Bowen>: Sure.

Operator:  [Operator Instruction]: And we will take our follow-up question from Jeff Silber with BMO Capital Markets.

<Q – Jeffrey Silber>: Thanks so much. Just a quick numbers question in the press release you gave us some breakdown for stock based compensation. I was hoping that we could just drill down a little further. The $646,000 in the third quarter allocated to operating expenses, roughly how are they allocated between the three line items?

<A – Robert Bowen>: Let me just look in the Q for a while.

<Q – Jeffrey Silber>: Sorry about that one.

<A – Robert Bowen>: No, it’s okay.

<Q – Jeffrey Silber>: And then also in terms of, you mentioned the leverage that you expect to get in ‘08 on this line item, what are we forecasting now for stock-based comp in ‘07. Has that changed from your prior guidance? That’s my question.

<A – Jane Freeman>: No it hasn’t changed, I think it’s about 26.

<Q – Jeffrey Silber>: 26 for the year?

<A – Jane Freeman>: Yes. And this year is going to be 22.

<Q – Jeffrey Silber>: Okay, I am sorry 22 for ‘07, and 26 for ‘08?

<A – Jane Freeman>: Yes.

<Q – Jeffrey Silber>: Okay great. And then again if you could just get that allocation, and then I will jump off. Or if you want to give it to me offline, that is fine too.

<A – Jane Freeman>: It’s right here, I just have to pick it up. Okay, so for the three months ‘07, sales and marketing 245, R&D 99, G&A 302.

<Q – Jeffrey Silber>: Okay that’s great, thank you so much.

<A – Jane Freeman>: You got last year’s?

<Q – Jeffrey Silber>: Yes might as well.

<A – Jane Freeman>: 185, 83 and 470.

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Scientific Learning Corp.	SCIL	Q3 2007 Earnings Call	Oct. 23, 2007
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Jeffrey Silber>: Okay that’s great. Thanks, that is very helpful.

<A – Jane Freeman>: Sure.

Operator:  And it appears, there are no further questions at this time. Mr. Bowen, I would like to turn the conference back over to you for any additional remarks or closing.

<A – Robert Bowen>: Operator, just wait, just one second, make sure, let’s just make sure there is not any more questions in.

Operator:  [Operator Instructions]. And there are no other questions in the queue sir.

Robert C. Bowen, Chairman and Chief Executive Officer

Okay, we certainly appreciate everyone’s participation and support and just to let you know that Jane and I will be here the rest of the day and in the morning if you have any follow-up questions you would like to talk to us about personally. We will look forward to talking to you about the fourth quarter results at the beginning of the year. Thank you very much. Thank you operator.

Operator:  Thank you. That does conclude today’s conference. Thank you for your participation and have a great day.

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Scientific Learning Corporation
Supplemental Information

Stock-based Compensation (pretax)

$s in thousands

	Third Quarter		Nine Months ended, September 30

	2007	2006	2007	2006

Included in:
Service & Support Costs	$55	$51	$158	$148
Operating Expenses	646	738	1,479	1,532

Total	$701	$789	$1,637	$1,680

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	Third Quarter		Nine Months ended, September 30

	2007	2006	2007	2006

Booked Sales	$14,535	$12,686	$39,855	$34,710
Less Revenue	11,350	9,925	34,740	30,709

Net (Decrease) increase in current and long-term deferred	$3,185	$2,761	$5,115	$4,001

Beginning balance in current and long-term deferred	$21,090	$18,242	$19,159	$17,003
Ending balance in current and long-term deferred	$24,275	$21,004	$24,275	$21,004

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.